AGREEMENT made this 27th day of April, 1998, by and between CHINA FOOD & BEVERAGE COMPANY, a Nevada corporation ("China"), CALDER INVESTMENTS LIMITED, a British Virgin Islands corporation ("Calder") and LI LIN HU, an individual citizen of the People' Republic of or China ("Mr. LI") (collectively the "Sellers");

     WHEREAS, the Sellers are the owners of a certain number of shares of stock representing the ownership of one hundred percent (100%) in the percentages set forth beside those names below of Victoria Beverage Company Limited, an Isle of Man Corporation (the "Victoria Stock"); and

     WHEREAS, the Sellers wish to sell to China and China wishes to purchase from Sellers' the Victoria Stock on the terms and conditions set forth herein below;

     NOW, THEREFORE, in consideration of the premises and promises contained herein the signatory parties agree hereto as follows:

     1. The Sellers hereby and herewith sell to China the Victoria Stock and China herewith and hereby purchase the Victoria Stock from the Sellers.

     2. The purchase price for the Victoria Stock is and shall be a debenture issued by China in face amount of US' $21,000,000 which debenture shall be for a term of five years bearing interest at eight percent (8%) per annum payable on the yearly anniversary of the issuance by China of the debenture (the "Debenture"). The Debenture may be converted at any time during its term, at the option of China only, into shares of common stock of China at a conversion price of five dollars ($5.00) per share. China may cause such conversion at any time during the term that the shares of stock of China trade at the close of ten (10) consecutive business days at a high bid price of $5.00 per share. China agrees to register all shares so converted pursuant to appropriate registration statement as soon as practicable after such conversion.

     3. The Sellers Represent and warrant that Victoria is the owner of fifty five percent (55% ) of Anhui Haodun Brewery CO., Ltd. ( "the "Brewery" ). The Sellers further represent and warrant that the Brewery has total assets of approximately US$14,200,000 and total gross liabilities not exceeding US$8,700,000 and the total net shareholders equity is approximately US$5,500,000 and that the Brewery has, in the last twelve (12) months passed, had total gross revenues of approximately US$15,500,000 and its net profit therefrom was approximately US$1,750,000.

     4. The Sellers represent and warrant that they are authorized to enter into this Agreement and that they are the owners of the Victoria Stock, the transference of which pursuant to this Agreement is not violative of any law or governmental edict.

     5. China represents and warrants that it has full power to enter into this Agreement.

     6. All representations preceding herewith shall survive the Closing.

     7. This Agreement may be signed in one or more counterparts.

     IN WITNESS WHEREOF, the parties have set their hands and seal the first day, month and year above written.

                                        CHINA FOOD & BEVERAGE COMPANY



                                        By: /s/James Tilton
                                            ---------------------------
                                            James Tilton, President


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

                                         /s/LI LIN HU
                                         ------------------------------
                                         LI, LIN HU             50%





                                         CALDER INVESTMENTS LIMITED - 5O%


                                         By:/s/Joanna Redmayne
                                            ---------------------------
                                            Joanna Redmayne,  Director





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